Exhibit (10)r
KIMBERLY-CLARK CORPORATION
OFF-CYCLE TIME-VESTED RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award, granted effective on __________ (the “Grant Date”), by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the “Corporation”), to ________________ (the “Participant”) is subject to the terms and conditions of the Kimberly-Clark Corporation 2021 Equity Participation Plan (the “Plan”) and the Award Agreement, including any terms and conditions contained in Appendix A and/or Appendix B to the Award Agreement.

W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's and its Affiliates' long-term success;

NOW, THEREFORE, it is agreed as follows:

1.    Number of Share Units Granted. The Corporation hereby grants to the Participant the right to receive all or any part of ________ Off-Cycle Time-Vested Restricted Stock Units (“RSUs”) of the $1.25 par value Common Stock of the Corporation, subject to the terms, conditions and restrictions set forth herein and in the Plan.

2.    Transferability Restrictions.

(a)Restricted Period. During the Restricted Period, the Participant may not sell, assign, transfer, or otherwise dispose of, or mortgage, pledge or otherwise encumber the Award, and any such attempted sale, assignment, transfer, pledge or disposal shall be void. Except as provided in this Section 2, the RSUs, including any accrued dividend equivalents, shall be subject to forfeiture until the Participant becomes vested in such Awards on the date that was approved on the Grant Date and as reflected on the Merrill Lynch Benefits On-line site, or any successor system, via the Grant Summary screen as the Future Vesting table.
The Restricted Period shall begin on the date of the granting of this Award, and shall end on [insert]. During the Restricted Period, holders of Awards shall have none of the rights of a shareholder with respect to the shares of Common Stock that may be earned pursuant to the RSUs, including, but not limited to, any right to receive dividends in cash or other property or other distribution or rights in respect of such shares except as otherwise provided in this Award Agreement, nor any right to vote such shares as the record owner thereof.

During each year in the Restricted Period, the Participant will not be paid dividend equivalents on the unvested RSUs but the Participant will receive a credit equal to dividends declared on the Corporation’s Common Stock which will be reinvested in additional RSUs at the then fair market value of the Corporation’s Common Stock on the date dividends are paid, and the additional RSUs will be accumulated and paid if and when the RSUs vest, based on the actual number of RSUs that vest. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Corporation. The Corporation shall not be required to segregate any cash or other property of the Corporation.

(b)Termination of Employment. For purposes of this Award, the Participant's employment will be considered terminated as of the date the Participant is no longer actively providing services to the Corporation or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Corporation, the Participant’s right to receive RSUs and vest in the Award under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the Award (including whether the Participant may still be considered employed while on a leave of absence).
The Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon termination of employment unless such termination is (i) due to a Qualified Termination of Employment, or (ii) due to death, Total and Permanent Disability, or the shutdown or divestiture of a business unit. A termination of employment shall not be deemed to have occurred while a Participant is on a military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this sub-section, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for the purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan if the level of bona fide services the Participant would perform after such date would permanently decrease to less than 50 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

For purposes of this Award, a termination of employment includes a termination that is deemed an “unfair dismissal” or a “constructive dismissal.” Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment except as provided above, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; or (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the RSUs that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.

(c)Death or Total and Permanent Disability. If the Participant’s termination of employment is due to death or Total and Permanent Disability, it shall result in pro rata vesting, as determined by the Committee, and the number of shares that are considered to vest shall be calculated as (1) the total number of RSU granted under the Award minus the number of RSUs already vested under the Award multiplied by (2) the number of full months of employment during the Restricted Period divided by the number of full months in the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid, along with any other shares earned under such prorated award, within 70 days following the Participant’s termination of employment or within such later period as permitted by Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time (the “Code”), subject to Section 2(h) below, if applicable. Any fractional share of the Corporation resulting from such a prorated Award shall be rounded to the nearest whole share.
(d)Shutdown or Divestiture. In the event that after the Grant Date the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business, it shall result in pro rata vesting, as determined by the Committee, and the number of shares that are considered to vest shall be calculated as (1) the total number of RSUs granted under the Award minus the number of RSUs already vested under the Award multiplied by (2) the number of full months of employment during the Restricted Period divided by the number of full months in the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid, along with any other shares earned under such prorated award, within 70 days following the Participant’s termination of employment or within such later period as permitted by Section 409A of the Code, subject to Section 2(h) below, if applicable. For the purposes of this Award, a shutdown or divestiture of the Corporation’s or its Affiliate’s business unit is defined as one for which the charges related to the shutdown or divestiture are accounted for, and reported externally, as an exit activity in the Corporation's applicable SEC filings. The Corporation has complete discretion to determine whether a shutdown or divestiture of a business unit has occurred under the terms of the Plan.
(e)Qualified Termination of Employment. In the event of a Qualified Termination of Employment, all restrictions will lapse, and the shares will become fully vested and shall be paid within 10 days following the last day of employment of the Participant with the Corporation or an Affiliate, subject to Section 2(h) below, if applicable.
(f)Payment of Awards. Unless otherwise set forth herein, the payment of the Award shall be made in shares of Common Stock and the payment of an Award shall be made within 70 days following the end of the Restricted Period.
(g)Payment of Tax-Related Items. No shares of Common Stock, nor any cash payment, may be delivered under this Award, unless prior to or simultaneously with such issuance, the Participant or, in the event of his death, the person succeeding to his rights hereunder, shall pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this Award. The Corporation may, in its discretion, withhold payment of required Tax-Related items (as defined in the Acknowledgment of Conditions section) with cash or shares of Common Stock which otherwise would be delivered following the date of vesting of the Award under this Section 2.
(h)Payments to Key Employees. Notwithstanding anything in this Agreement to the contrary, to the extent that the Award may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of an Award to a Key Employee who has separated from service due to a Qualified Termination of Employment, a Total and Permanent Disability, or a shutdown or divestiture of the Corporation’s or its Affiliate’s business (pursuant to Sections 2(c), 2(d) or 2(e) above, respectively) shall be made at the earlier of the first day of the seventh month following the date of separation from service or the end of the Restricted Period. A Key Employee is any Participant who meets the definition of a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.

3.    Nontransferability. Neither the Award nor the Participant’s right to receive payment for vested Awards may be assigned or transferred except upon the death of the Participant (i) by will or (ii) by the laws of descent and distribution.

4.    Compliance with Law. No payment may be made under this Award, unless prior to the issuance thereof, the Corporation shall have received an opinion of counsel to the effect that this Award by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of this Award, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares received under this Award shall be for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The Award granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the Award or the delivery of shares thereunder, such shares may not be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.

The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any. Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

5.    No Right of Continued Employment. The granting of this Award does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this Award.

6.    Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

7.    Inalienability of Benefits and Interest. This Award and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

8.    Governing Law and Consent to Jurisdiction. Subject to Section 19(i) below, all questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan shall be determined in accordance with the laws of the State of Delaware.

The Corporation, its Affiliates, and the Participant (a) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof; (b) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Award Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agree not to commence any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, however, that the Corporation, its Affiliates, and the Participant may seek to enforce a judgment issued by the above-named courts in any proper jurisdiction. The Corporation, its Affiliates, and the Participant hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested is reasonably calculated to give actual notice.

9.    Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this Award. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this Award.

10.    Notices. Any notice to be given to the Corporation under this Award, except as required under Sections 19 and 20 below, shall be addressed to the Corporation in care of its Chief Human Resources Officer at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA, and any notice to be given to the Participant under the terms of this Award may be addressed to him or her at the address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.

11.    Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number and type or class of shares subject to this Award, and (b) such other provisions of this Award as may be necessary and equitable to carry out the foregoing purposes.

12.    Effect on Other Plans. All benefits under this Award shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. This Award shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

13.    Discretionary Nature of Award. The grant of an Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs and vesting provisions. The value of the Award is an extraordinary item outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments.

14.    Data Privacy. The Participant hereby authorizes their actual employer (the “Employer”) to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information. The Controller of personal data processing is Kimberly-Clark Corporation with registered offices at 351 Phelps Drive, Irving, Texas 75038, United States of America.

15.    Conflict with Plan or Other Documents. This Award is awarded pursuant to and subject to the Plan. This Agreement is intended to supplement and carry out the terms of the Plan. It is subject to all terms and provisions of the Plan and, in the event of a conflict, the Plan shall prevail. In the event of any conflict between this Agreement and the terms of any notice, communication, plan summary, prospectus or other ancillary documentation relating to the Award, this Agreement will prevail.

16.    Successors. This Award Agreement, including but not limited to the restrictive covenants described in Sections 19 and 20 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

17.    Amendments. The Committee may at any time alter or amend this Award to the extent (a) permitted by law, (b) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (c) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).

18.    Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

19.    Restrictive Covenants For U.S. Participants.

(a)Application. The provisions of this Section 19 apply to Participants who are employed by the Corporation or an Affiliate located in the United States and are subject to the laws of the United States as of the date of termination of the Participant's employment; provided, however, that to the extent the Participant is party to an employment or other agreement with the Corporation or any Affiliate containing non-competition, non-solicitation, confidentiality, business ideas or similar restrictions (a “standalone restrictive covenant agreement”), whether or not such standalone restrictive covenant agreement has been agreed to before or after execution of this Award Agreement, that standalone restrictive covenant agreement and related enforcement provisions shall apply and the following provisions of this Section 19 shall also apply, unless otherwise determined by the Corporation in its sole discretion. Notwithstanding the foregoing, Section 19(m) below shall apply in any case.
(b)Non-Competition. Subject to Section 19(i), it is acknowledged that the Participant has acquired or will acquire Confidential Information during the Participant’s employment with the Corporation or any Affiliate, and should the Participant’s employment cease, the Participant will inevitably use or disclose the Corporation’s or an Affiliate’s Confidential Information while working in a competitive role. It is further acknowledged that it may be difficult to police Section 19(e) below, prohibiting the disclosure of such Confidential Information as well as the non-solicitation sub-sections set out below. For these reasons, during the term of the Participant’s employment with the Corporation or any Affiliate and for the applicable period listed in Appendix B of this Award Agreement following the termination of Participant’s employment with the Corporation or any Affiliate, regardless of the reason for or the manner of termination, the Participant shall not, in any country or countries for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities during the last two (2) years of the Participant’s employment or was provided with regular and material access to Confidential Information regarding the Corporation’s or an Affiliate's business operations in that country or countries during the last two (2) years of the Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities (including without limitation as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, officer, volunteer, intern, or any other similar capacity) for a Competitor (as defined below) that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. “Confidential Information,” for purposes of this Section 19, shall mean (i) statutory trade secrets; (ii) proprietary information developed or acquired by the Corporation that does not rise to the level of a statutorily protectable trade secret and is made the property of the Corporation through this mutual Agreement of the parties; and (iii) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory storage medium, as well as other physical items wherever located, and abstracts or summaries of the foregoing) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, ideas, conceptions, compilations of data, and developments created by the Corporation, whether or not patentable and whether or not copyrightable, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent rights, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with the Participant’s employment, and all other matters which relate to the business of the Corporation or any Affiliate and in respect of which information is not readily available in the ordinary course of such business to the Corporation's Competitors, whether or not such information (if in anything other than oral form) is marked confidential. “Competitor,” for purposes of this Section 19, means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. “Business of the Corporation,” for purposes of this Section 19, is the development, production, sales and/or marketing of (i) health and hygiene products and related apparel; (ii) washroom and workplace protective and safety products; (iii) any product for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities or was provided with regular and material access to Confidential Information; and (iv) the materials, packaging and other components/subcomponents of such products including, without limitation, non-wood plants and products derived therefrom including any fibers, pulps or extracts.
(c)Non-Solicitation of Employees. Subject to Section 19(i), for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date, and with whom the Participant had material dealings during the last two (2) years preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate, or (ii) be otherwise involved in the recruitment of such person, to leave the employment of the Corporation or of any Affiliate. Furthermore, the Participant shall not for a period of two (2) years following the termination date, regardless of the reason for or the manner of termination, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last two (2) years preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor or (ii) be otherwise involved in the recruitment of such person to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor. The Participant must inform the Corporation immediately on becoming aware of any such recruitment.
(d)Non-Solicitation of Business. Subject to Section 19(i), during the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company or other entity, solicit, interfere with, entice or endeavor to entice away from the Corporation or any Affiliate any Restricted Customer (as defined below), or seek to conduct Restricted Business (as defined below), or conduct Restricted Business, with any Restricted Customer and/or otherwise persuade, induce, solicit or encourage any person or entity to terminate its contractual relationship with the Corporation or any Affiliate. “Restricted Business,” for purposes of this Section 19, means any business activity carried out by the Participant for the Corporation or any Affiliate during the last two (2) years preceding the Participant’s termination date. “Restricted Customer,” for purposes of this Section 19, means any person, firm or company or other entity who was a customer or distributor of the Corporation or any Affiliate as at the Participant’s termination date, or during the last two (2) years preceding the Participant’s termination date, and (i) with whom the Participant had material contact at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, or (ii) in respect of whom, as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, the Participant had Confidential Information, including any Prospective Customer. “Prospective Customer,” for purposes of this Section 19, means any person, firm or company or other entity with whom the Corporation or any Affiliate was involved in negotiations as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, with a view to dealing with it as a customer and/or to conclude a contractual relationship with such entity, and where such negotiations have involved more than nominal expense or time commitment, and/or with whom the Participant had contact at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date with a view to dealing with it as a customer of the Corporation or any Affiliate and/or to conclude a contractual relationship with such entity or in respect of whom, as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, the Participant had Confidential Information.
(e)Confidentiality. Subject to Sections 19(f) and 19(i), the Participant acknowledges that the Corporation and its Affiliates continually develop Confidential Information, that the Participant may develop Confidential Information for the Corporation or its Affiliates and that the Participant may learn of Confidential Information during the course of the employment relationship. The Corporation has expended and will continue to expend substantial effort and monies in acquiring knowledge and expertise in developing goodwill in the Business of the Corporation. Participant therefore agrees as follows:
i.The Participant will comply with the policies and procedures of the Corporation for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of the Participant’s duties and responsibilities to the Corporation and its Affiliates, any Confidential Information obtained by the Participant.

ii.The Participant understands that the restrictions set forth in this Section 19(e) shall continue to apply after the employment relationship terminates, regardless of the reason for such termination. The Participant understands and acknowledges that the Participant's obligations under this Award Agreement with regard to any particular Confidential

Information shall commence immediately upon the Participant first having access to such Confidential Information and shall continue during and after employment with the Corporation or an Affiliate until such time as such Confidential Information has become public knowledge other than as a result of the Participant's breach of this Award Agreement or breach by those acting in concert with the Participant or on the Participant's behalf, and shall be indefinite where permitted by state and local law, and shall not continue longer than two (2) years where indefinite confidentiality provisions are not permitted. Notwithstanding, the Participant’s confidentiality obligations under this Award Agreement with regard to any trade secrets shall continue during and after the Participant 's employment by the Corporation or an Affiliate until such trade secrets are no longer trade secrets under applicable law.

(f)Protected Rights. Notwithstanding any other provision of this Award Agreement, nothing in this Award Agreement shall restrict the Participant’s right to (i) report violations of law to law enforcement officials; (ii) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (iii) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before state or federal governmental agencies or any other self-regulatory organization (including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Financial Industry Regulatory Authority, and the U.S. Securities and Exchange Commission); (iv) speak with an attorney representing the Participant; (v) discuss the facts related to any claim of sexual assault or sexual harassment; (vi) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (vii) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Participant may be entitled; (viii) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (ix) otherwise disclose information that Participant is legally entitled to disclose pursuant to applicable law, provided that the disclosure does not exceed the extent of disclosure required by law. The Participant shall promptly provide written notice of any order to disclose Confidential Information to an authorized officer of the Corporation or its Affiliates. In addition, pursuant to the Defend Trade Secrets Act of 2016, (i) the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law; (ii) the Participant agrees and understands that individuals may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal; and (iii) the Participant agrees and understands that an individual who files a lawsuit alleging retaliation by the Corporation or its Affiliates for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, the Participant’s past, present or future exercise of any rights described in this Section 19(f) shall not constitute a breach of this Award Agreement.
(g)Business Ideas. Subject to Section 19(i), the Participant acknowledges that the Corporation owns all rights in all Business Ideas (as defined below). For the avoidance of doubt, in the event an assignment is needed during the term of the Participant's employment with the Corporation or any Affiliate and at any time following the termination of employment, the Participant hereby assigns without further action being required to the Corporation all Business Ideas. The Participant shall promptly execute all documents which the Corporation may reasonably require to perfect, maintain and protect its patent, copyright, trade secret, trademark and any and all other rights to such Business Ideas throughout the world, and shall provide other reasonable assistance and cooperation as may be necessary for the Corporation to investigate, perfect, maintain and protect those rights, including assistance and cooperation with litigation relating to any Business Ideas. Even after the Participant's employment with the Corporation or any Affiliate terminates, the Participant will continue to be reasonably available to assist the Corporation with its efforts to investigate, perfect, maintain and protect rights in any Business Ideas, including assistance with litigation relating to any Business Ideas. “Business Ideas” as used in this Award Agreement means all ideas, concepts, innovations, inventions, strategy, data, developments, and works of authorship, whether or not patentable, both technical and business, which the Participant originates, conceives or develops, either alone or in conjunction with others, at any time during the Participant's employment with the Corporation or any Affiliate, except those which satisfy all three of the following criteria: (i) unrelated to the Corporation’s business; (ii) not originated, conceived or developed during the Participant's working hours; and (iii) not originated, conceived or developed by use of any Corporation property such as tools, supplies, equipment, materials, facilities or other Corporation employees. Any idea, concept, innovation, invention, strategy, data, development or work of authorship that the Participant originates, conceives or develops, through the use of Corporation Confidential Information, at any time within six (6) months after the Participant's employment with the Corporation or any Affiliate terminates (for any reason) will be presumed to be a Business Idea unless the Participant can prove otherwise by clear and convincing evidence.
(h)Rights to Photographs, Videos, Recordings, and Electronic Images/Waiver of Publicity Rights. Subject to Section 19(i), the Participant agrees that the Corporation and its licensee may, and are entitled to, use, exploit, publish, and copyright photographs, videos, audio, and other recordings and electronic images, icons, or figures of or representing Participant (collectively, the “Performance”) relating in any way to the Business of the Corporation that are made during the term of the Participant’s employment (and any derivative works made thereafter), and that the Corporation shall have all of Participant’s rights, title, and interest (if any) in, to, and under any such Performance including, without limitation, privacy, copyright, moral right, and rights of publicity. The Corporation and its licensees may use such Performance without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business or commercial purposes on behalf of the Company both during or after the term of the Participant’s employment.
(i)State-Specific Provisions.
i.If the Participant lives or works in California at the time of or after termination of employment, (A) Section 19(b), Section 19(c), and Section 19(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends, and (B) the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of California for any dispute arising under this Agreement and that this Agreement shall be governed by California law.
ii.If the Participant primarily lives or works in Colorado at the time of termination of employment, the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of Colorado for any dispute arising under Section 19(b) or Section 19(d) and that those Sections shall be governed by Colorado law.
iii.If the Participant’s principal place of employment is Minnesota, Section 19(b) does not apply after the Participant’s employment with the Corporation or its Affiliates ends.
iv.If the Participant’s principal place of employment is North Dakota, Section 19(b) and Section 19(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends.
v.If the Participant’s principal place of employment is Oklahoma, Section 19(b) and Section 19(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends.
vi.If the Participant’s principal place of employment is Washington, the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of Washington for any dispute arising under Section 19(b) and that Section 19(b) shall be governed by Washington law.
vii.If the Participant’s principal place of employment is a state listed the United States sub-section of Appendix A, then the applicable provision(s) in Appendix A shall also apply.
viii.This Award Agreement shall not require the Participant to assign the Participant’s rights in any invention that qualifies fully for the protection of a state law applicable to the Participant that governs assignment of inventions, such as California Labor Code § 2870, which provides:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
(j)Notification Requirement. During the term of the Participant's employment with the Corporation or any Affiliate and for the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, regardless of the reason for or the manner of termination, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Award Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of new employer; address of new employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Award Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to the Corporation's General Counsel with subject line Non-Competition Agreement, via email to Noncompete.Notification@kcc.com.
(k)Other Notification. During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 19 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 19 of this Award Agreement until such obligations are fulfilled.
(l)Damages and Remedies. In the event of an anticipated, threatened, or actual breach by the Participant of any of the provisions of this Section 19, the Corporation and its Affiliates shall be entitled to all damages available as a matter of law. The Participant acknowledges and agrees that any damages would not be an adequate remedy to compensate the Corporation or an Affiliate for the harm to the business of the Corporation or the Affiliate and, in such event, agrees that the Corporation or the Affiliate, as applicable, shall be entitled to a temporary restraining order and to injunctive relief to prevent or terminate such anticipated, threatened, or actual breach, provided, however, that nothing in this Award Agreement shall be construed to limit any additional relief to which the Corporation or the Affiliate may be entitled or the damages otherwise recoverable by the Corporation or the Affiliate in any such event.

(m)Forfeiture of Award. In addition to the Corporation's or an Affiliate's ability to pursue injunctive relief to avoid irreparable harm pursuant to Section 19(l), in the event of an actual breach by the Participant of any of the provisions of this Section 19 or of any stand-alone restrictive covenant agreement, the Corporation also is entitled to: (i) require the Participant to repay to the Corporation, immediately upon demand, an amount equal to the value of the shares of Common Stock issued on settlement of the RSUs (less $1,000); and/or (ii) forfeit any portion of the Award that has not yet vested at the time the Corporation becomes aware of the breach.
(n)Reimbursement of Fees. If the Participant violates any of the provisions of this Section 19, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Award Agreement, including but not limited to, all attorneys’ fees.
(o)Successors and Beneficiaries. For purposes of this Section 19, the Corporation and each of its Affiliates shall be deemed to be third-party beneficiaries with the right to seek enforcement of any of the provisions of this Section 19. Further, for purposes of this Section 19, references to acting directly or indirectly include acting jointly with or through another person.
(p)Prior Restrictive Covenants. Participant acknowledges and agrees that Participant is not a party to any agreement with any other company containing a confidentiality or noncompetition provision or other restriction that relates to the Business of the Corporation which Participant has not already disclosed to the Corporation or its Affiliates in writing. Participant understands that Participant is prohibited from disclosing or using during Participant’s employment with the Corporation any confidential information or trade secrets that Participant acquired from any previous employer.
(q)Modification. No waiver, modification, or amendment of any term of this Award Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment, and signed by an officer of the Corporation. Notwithstanding the foregoing, no waiver, modification, or amendment of this Award Agreement shall be effective if it would cause this Award or any payment or benefit hereunder to be subject to, or fail to comply with, Section 409A of the Code.
(r)Severability and Reformation. If any provision of this Section 19 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 19 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should sever, revise or reform any aspect of this Section 19 so as to make the scope of such Section 19 as broad as reasonable under applicable law and enforce this Section 19 as so modified. Without limiting the foregoing, if a court, government agency or other body of competent jurisdiction establishes or the Corporation otherwise determines that the covenants contained in this Award Agreement are unenforceable and/or in violation of applicable rules, the Corporation reserves the right to unilaterally amend the Award Agreement so as to comply with applicable rules.
(s)Integration. All prior and existing non-compete, non-solicitation, confidentiality and business ideas covenants that the Participant may have with the Corporation or any Affiliate, including but not limited to any restrictive covenants that the Participant may have in any separate agreements with the Corporation or any Affiliate (“non-local restrictive covenants”), whether or not such non-local restrictive covenants have been agreed to before or after execution of this Award Agreement, shall continue to apply to the Participant, unless otherwise determined by the Corporation in its sole discretion.

(t)Advice to Seek Independent Counsel. The Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in this Section 19. The Participant acknowledges that prior to acceptance of this Award Agreement, the Participant has been advised by the Corporation of the Participant's right to seek independent advice from an attorney of the Participant's own selection regarding this Award Agreement, including the restraints imposed upon the Participant pursuant to this Section 19. The Participant acknowledges that the Participant has entered into this Award Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Award Agreement after being given the opportunity to consult with counsel. The Participant further represents that in entering into this Award Agreement, the Participant is not relying on any statements or representations made by any of the Corporations' directors, officers, employees or agents which are not expressly set forth herein, and that the Participant is relying only upon the Participant's own judgment and any advice provided by the Participant's attorney. The Participant acknowledges he or she has been provided at minimum 14 calendar days to review the provisions contained herein.
(u)Tolling. Subject to Section 19(i), if the Participant violates any of the restrictions of this Section 19, the period for all such restrictions shall automatically be extended by the period the Participant was in violation of them.
(v)Acknowledgements. The Participant acknowledges and agrees that employment with the Corporation or any Affiliate affords the Participant unique opportunities for professional and personal development; that the services rendered by the Participant to the Corporation or any Affiliate are of a special and unique character; that the Participant will obtain knowledge and skill relevant to the Corporation's industry, methods of doing business, and strategies by virtue of the Participant's employment; that the Participant may be able to utilize such knowledge to the detriment of the Corporation and its Affiliates; and that the terms and conditions of this Section 19 are reasonable under the circumstances. The Participant further acknowledges that the Participant will not be subject to undue hardship by reason of the Participant's full compliance with the terms and conditions of this Section 19 or the Corporation's or its Affiliate’s enforcement thereof.
20.    Restrictive Covenants For Participants Outside the U.S.

(a)Application. The provisions of this Section 20 apply to Participants who are employed by an Affiliate located outside the United States and are subject to the laws of a jurisdiction outside of the United States as of the date of termination of the Participant's employment, provided, however, that to the extent the Participant is party to an employment or other agreement with any Affiliate containing non-competition, non-solicitation, confidentiality, business ideas or similar restrictions (the “local restrictive covenants”), whether or not such local restrictive covenants have been agreed to before or after execution of this Award Agreement, those local restrictive covenants and related enforcement provisions shall apply and the following provisions of this Section 20 shall also apply, unless otherwise determined by the Corporation in its sole discretion. Notwithstanding the foregoing, Section 20(k) below shall apply in any case.
(b)Confidentiality. During the Participant’s employment with the Corporation or any Affiliate and indefinitely thereafter, the Participant undertakes to maintain the confidentiality of, and not to divulge to any person (except as required by law) any of the Corporation's or any Affiliate's Confidential Information (as defined below), nor use the same for any other purpose, other than to carry out the Participant’s functions as an employee of the Corporation or any of its Affiliates. The Participant shall use all personal endeavors to prevent publication or disclosure of such Confidential Information. The Participant will comply with the policies and procedures of the Corporation for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of the Participant’s duties and responsibilities to the Corporation and its Affiliates, any Confidential Information. Nothing in this Award Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, including initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a local agency, filing or disclosing any facts necessary to receive social insurance or other public benefits. The Participant shall promptly provide written notice of any such order to an authorized officer of the Corporation. Nothing in this Award Agreement prohibits or restricts the Participant (or Participant's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before any regulatory authority. “Confidential Information,” for purposes of this Section 20, shall mean (i) statutory trade secrets; (ii) proprietary information developed or acquired by the Corporation that does not rise to the level of a statutorily protectable trade secret and is made the property of the Corporation through this mutual Agreement of the parties; and (iii) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory storage medium, as well as other physical items wherever located, and abstracts or summaries of the foregoing) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, ideas, conceptions, compilations of data, and developments created by the Corporation, whether or not patentable and whether or not copyrightable, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent rights, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with the Participant's employment, and all other matters which relate to the business of the Corporation or any Affiliate and in respect of which information is not readily available in the ordinary course of such business to the Corporation's Competitors, whether or not such information (if in anything other than oral form) is marked confidential. “Competitor,” for purposes of this Section 20, means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. “Business of the Corporation,” for purposes of this Section 20, is the development, production, sales and/or marketing of (i) health and hygiene products and related apparel; (ii) washroom and workplace protective and safety products; (iii) any product for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities or was provided with regular and material access to Confidential Information; and (iv) the materials, packaging and other components/subcomponents of such products including, without limitation, non-wood plants and products derived therefrom including any fibers, pulps or extracts.
(c)Non-Competition. It is acknowledged that the Participant has acquired or will acquire Confidential Information during the Participant’s employment with the Corporation or any Affiliate, and should the Participant’s employment cease, the Participant will inevitably use or disclose the Corporation’s or an Affiliate’s Confidential Information while working in a competitive role. It is further acknowledged that it may be difficult to police Section 20(b) above, prohibiting the disclosure of such Confidential Information as well as the non-solicitation sub-sections set out below. For these reasons, during the term of the Participant’s employment and for the applicable period listed in Appendix B of this Award Agreement following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, in any country or countries for which Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities during the last two (2) years of Participant’s employment or was provided with regular and material access to Confidential Information regarding the Corporation’s or an Affiliate's business operations in that country or countries during the last two (2) years of Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities (including without limitation as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, officer, volunteer, intern, or any other similar capacity) for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate.
(d)Business Ideas. The Participant acknowledges that the Corporation owns all rights in all Business Ideas (as defined below). For the avoidance of doubt, in the event an assignment is needed during the term of the Participant's employment with the Corporation or any Affiliate and at any time following the termination of employment, the Participant hereby assigns without further action being required to the Employer all Business Ideas. The Participant shall promptly execute all documents which the Corporation may reasonably require to perfect, maintain and protect its patent, copyright, trade secret, trademark and any and all other rights to such Business Ideas throughout the world, and shall provide other reasonable assistance and cooperation as may be necessary for the Corporation or the Employer to investigate, perfect, maintain and protect those rights, including assistance and cooperation with litigation relating to any Business Ideas. Even after the Participant's employment with the Corporation or any Affiliate terminates, the Participant will continue to be reasonably available to assist the Corporation or the Employer with its efforts to investigate, perfect, maintain and protect rights in any Business Ideas, including assistance with litigation relating to any Business Ideas. “Business Ideas” as used in this Award Agreement means all ideas, concepts, innovations, inventions, strategy, data, developments, and works of authorship, whether or not patentable, both technical and business, which the Participant originates, conceives or develops, either alone or in conjunction with others, at any time during the Participant's employment with the Corporation or any Affiliate, except those which satisfy all three of the following criteria: (i) unrelated to the Corporation's business; (ii) not originated, conceived or developed during the Participant's working hours; and (iii) not originated, conceived or developed by use of any Corporation property such as tools, supplies, equipment, materials, facilities or other Corporation employees. Any idea, concept, innovation, invention, strategy, data, development or work of authorship that the Participant originates, conceives or develops, through the use of Corporation Confidential Information, at any time within six (6) months after the Participant's employment with the Corporation or any Affiliate terminates (for any reason) will be presumed to be a Business Idea unless the Participant can prove otherwise by clear and convincing evidence.
(e)Rights to Photographs, Videos, Recordings, and Electronic Images/Waiver of Publicity Rights. The Participant agrees that the Corporation and its licensee may, and are entitled to, use, exploit, publish, and copyright photographs, videos, audio, and other recordings and electronic images, icons, or figures of or representing Participant (collectively, the “Performance”) relating in any way to the Business of the Corporation that are made during the term of the Participant’s employment (and any derivative works made thereafter), and that the Corporation shall have all of Participant’s rights, title, and interest (if any) in, to, and under any such Performance including, without limitation, privacy, copyright, moral right, and rights of publicity. The Corporation and its licensees may use such Performance without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business or commercial purposes on behalf of the Company both during or after the term of the Participant’s employment.
(f)Notification Requirement. During the term of the Participant's employment with the Corporation or any Affiliate and for the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Award Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of new employer; address of new employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Award Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to the Corporation's General Counsel with subject line Non-Competition Agreement, via email to Noncompete.Notification@kcc.com.

(g)Other Notification. During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 20 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 20 of this Award Agreement until such obligations are fulfilled.
(h)Non-Solicitation of Business. During the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company or other entity, solicit, interfere with, entice or endeavor to entice away from the Corporation or any Affiliate any Restricted Customer (as defined below), or seek to conduct Restricted Business(as defined below), or conduct Restricted Business, with any Restricted Customer and/or otherwise persuade, induce, solicit or encourage any person or entity to terminate its contractual relationship with the Corporation or any Affiliate. “Restricted Business,” for purposes of this Section 20, means any business activity carried out by the Participant for the Corporation or any Affiliate during the last two (2) years preceding the Participant’s termination date. “Restricted Customer,” for purposes of this Section 20, means any person, firm or company or other entity who was a customer or distributor of the Corporation or any Affiliate as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, and (i) with whom the Participant had material contact at the Participant’s termination Date, or during the last two (2) years preceding the Participant’s termination date, or (ii) in respect of whom, as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, the Participant had Confidential Information, including any Prospective Customer. “Prospective Customer,” for purposes of this Section 20, means any person, firm or company or other entity with whom the Corporation or any Affiliate was involved in negotiations as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, with a view to dealing with it as a customer and/or to conclude a contractual relationship with such entity, and where such negotiations have involved more than nominal expense or time commitment, and/or with whom the Participant had contact at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date with a view to dealing with it as a customer of the Corporation or any Affiliate and/or to conclude a contractual relationship with such entity or in respect of whom, as at the Participant’s termination date or during the last two (2) years preceding the Participant’s termination date, the Participant had Confidential Information.
(i)Non-Solicitation of Employees. For a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last two (2) years preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate, or (ii) be otherwise involved in the recruitment of such person, to leave the employment of the Corporation or of any Affiliate. Furthermore, the Participant shall not for a period of two (2) years following the termination date regardless of the reason for or the manner of termination, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last two (2) years preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor or (ii) be otherwise involved in the recruitment of such person to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor. The Participant must inform the Corporation immediately on becoming aware of any such recruitment.
(j)Damages and Remedies. In the event of an anticipated, threatened, or actual breach by the Participant of any of the provisions of this Section 20, the Corporation and its Affiliates shall be entitled to all damages available as a matter of law. The Participant acknowledges and agrees that any damages would not be an adequate remedy to compensate the Corporation or an Affiliate for the harm to the business of the Corporation or the Affiliate and, in such event, agrees that the Corporation or the Affiliate, as applicable, shall be entitled to a temporary restraining order and to injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Award Agreement shall be construed to limit any additional relief to which the Corporation or the Affiliate may be entitled or the damages otherwise recoverable by the Corporation or the Affiliate in any such event.
(k)Forfeiture of Award. In addition to the Corporation's or an Affiliate's ability to pursue injunctive relief to avoid irreparable harm pursuant to Section 20(j), in the event of an actual breach by the Participant of any of the provisions of this Section 20 or of any local restrictive covenant agreement, the Corporation also is entitled to: (i) require the Participant to repay to the Corporation, immediately upon demand, an amount equal to the value of the shares of Common Stock issued on settlement of the RSUs (less $1,000); and (ii) forfeit any portion of the Award that has not yet vested at the time the Corporation becomes aware of the breach.
(l)Reimbursement of Fees. If the Participant violates any of the provisions of this Section 20, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Award Agreement, including but not limited to, all attorneys’ fees.
(m)Successors and Beneficiaries. For purposes of this Section 20, the Corporation and each of its Affiliates shall be deemed to be third party beneficiaries with the right to seek enforcement of any of the provisions of this Section 20. Further, for purposes of this Section 20, references to acting directly or indirectly include acting jointly with or through another person.
(n)Prior Restrictive Covenants. Participant acknowledges and agrees that Participant is not a party to any agreement with any other company containing a confidentiality or noncompetition provision or other restriction that relates to the Business of the Corporation which Participant has not already disclosed to the Corporation or its Affiliates in writing. Participant understands that Participant is prohibited from disclosing or using during Participant’s employment with the Corporation any confidential information or trade secrets that Participant acquired from any previous employer.
(o)Modification. No waiver, modification, or amendment of any term of this Award Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment, and signed by an officer of the Corporation. Notwithstanding the foregoing, no waiver, modification, or amendment of this Award Agreement shall be effective if it would cause this Award or any payment or benefit hereunder to be subject to, or fail to comply with, Section 409A of the Code.
(p)Severability and Reformation. If any provision of this Section 20 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 20 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should sever, revise or reform any aspect of this Section 20 so as to make the scope of such Section 20 as broad as reasonable under applicable law and enforce this Section 20 as so modified. Without limiting the foregoing, if a court, government agency or other body of competent jurisdiction establishes or the Corporation otherwise determines that the covenants contained in this Award Agreement are unenforceable and/or in violation of applicable rules, the Corporation reserves the right to unilaterally amend the Award Agreement so as to comply with applicable rules.

(q)Tolling. If the Participant violates any of the restrictions of this Section 20, the period for all such restrictions shall automatically be extended by the period the Participant was in violation of them.
(r)Acknowledgements. The Participant acknowledges and agrees that employment with the Corporation or any Affiliate affords the Participant unique opportunities for professional and personal development; that the services rendered by the Participant to the Corporation or any Affiliate are of a special and unique character; that the Participant will obtain knowledge and skill relevant to the Corporation's industry, methods of doing business, and strategies by virtue of the Participant's employment; that the Participant may be able to utilize such knowledge to the detriment of the Corporation and its Affiliates; and that the terms and conditions of this Section 20 are reasonable under the circumstances. The Participant further acknowledges that the Participant will not be subject to undue hardship by reason of the Participant's full compliance with the terms and conditions of this Section 20 or the Corporation's or its Affiliates’ enforcement thereof.
(s)Integration. All prior and existing non-compete, non-solicitation, confidentiality and business ideas covenants that the Participant may have with the Corporation or any Affiliate, including but not limited to any restrictive covenants that the Participant may have in any separate agreements with the Corporation or any Affiliate (“non-local restrictive covenants”), whether or not such non-local restrictive covenants have been agreed to before or after execution of this Award Agreement, shall continue to apply to the Participant, unless otherwise determined by the Corporation in its sole discretion.
(t)Advice to Seek Independent Counsel. The Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in this Section 20. The Participant acknowledges that prior to acceptance of this Award Agreement, the Participant has been advised by the Corporation of the Participant's right to seek independent advice from an attorney of the Participant's own selection regarding this Award Agreement, including the restraints imposed upon the Participant pursuant to this Section 20. The Participant acknowledges that the Participant has entered into this Award Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Award Agreement after being given the opportunity to consult with counsel. The Participant further represents that in entering into this Award Agreement, the Participant is not relying on any statements or representations made by any of the Corporations' directors, officers, employees or agents which are not expressly set forth herein, and that the Participant is relying only upon the Participant's own judgment and any advice provided by the Participant's attorney.
21.    Forfeiture and Recoupment.
(a)The RSUs are subject to the compensation recovery provisions of the Plan. In addition, the RSUs are subject to the Kimberly-Clark Corporation Compensation Recoupment Policy (such policy, as it may be amended from time to time, the “Recoupment Policy”) if the Participant is a Leader (as defined in the Recoupment Policy). The RSUs are also subject to the Kimberly-Clark Corporation Executive Officer Incentive Compensation Recovery Policy (such policy, as it may be amended from time to time, the “Recovery Policy”) if the Participant is a Covered Person (as defined in the Recovery Policy). The RSUs are also subject to forfeiture and/or recoupment pursuant to Sections 19(m) and 20(k) herein. A recovery under this Award Agreement may be made by (i) cancelling any RSUs which have not yet vested or been settled; (ii) recovering shares of Common Stock or cash equal to the value of the shares of Common Stock issued on settlement of the RSUs, including shares resulting from dividend equivalents; (iii) recovering proceeds realized by the Participant on the sale of such Common Stock; (iv) withholding compensation otherwise due to the Participant; (v) payment by the Participant; and/or (vi) by such other means determined appropriate under the terms of the Recoupment Policy and/or the Recovery Policy. If the Participant is required to repay the Corporation, the Corporation is entitled to offset the payment in a way that is intended to avoid the application of penalties under Section 409A of the Code, if applicable.

Without limiting the foregoing, if, following a Participant’s termination of employment for a reason other than the Participant’s termination for Cause, the Corporation discovers facts that such Participant’s termination of employment could have been for Cause, such Participant’s termination of employment will be deemed to have been for Cause for all purposes, and as a result, (i) the Corporation will not issue shares of Common Stock or any other benefit otherwise payable to the Participant under the Plan and (ii) the Participant will be required to repay to the Corporation all proceeds received under the Plan that would not have been payable to such Participant had such termination of employment been for Cause.
The Corporation shall have the right to suspend any and all rights or benefits awarded to the Participant hereunder, including vesting and settlement of the RSUs, pending its investigation and final determination with regard to whether the Participant has engaged in conduct constituting Cause or that would warrant application of the Recoupment Policy or Recovery Policy.
(b)By accepting the Award Grant and the terms of this Award Agreement, the Participant understands, acknowledges and accepts that the grant, shares of Common Stock issued under the Plan and proceeds realized by the Participant pursuant to the Plan are subject to the terms of the Recoupment Policy and the Recovery Policy, which the Participant has reviewed and understands, and the Corporation may seek recovery by any of the methods described in Section 21(a) or other such means determined appropriate under the terms of the Recoupment Policy and/or the Recovery Policy.
22.    Whistleblower Statutes. Notwithstanding anything to the contrary in this Award Agreement, nothing in Sections 19 , 20 or 21 of this Award Agreement is intended to or shall limit, prevent, impede or interfere with the Participant’s non-waivable right, without prior notice to the Corporation, to provide information to the government, participate in investigations, testify in proceedings regarding the Corporation, Employer or any Affiliate’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Corporation to make any such reports or disclosures and is not required to notify the Corporation that the Participant has made such reports or disclosures.

23.    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the RSUs provided under this Award Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt or so comply.
24.    Acceptance of Award Terms and Conditions. A Participant has until the end of the ninety (90) day period beginning from the Grant Date of this Award to accept this Award Agreement. If the Participant does not accept this Award Agreement on or before the end of such ninety (90) day period then the grant of the Award, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

Acknowledgment of Conditions

The Participant understands, acknowledges and agrees to the following conditions with respect to the Award granted under the Plan:

The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated at any time, to the extent permitted by the Plan. The grant of an Award is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future, even if Awards have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Awards and vesting provisions.

Participation in the Plan is voluntary and does not create a right to employment with the Participant’s Employer, shall not be interpreted as forming an employment or service contract with the Corporation, and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time. The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who are employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

The Award and the shares of Common Stock subject to the Award, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of the Participant’s employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Unless otherwise agreed with the Corporation, the Award and shares of Common Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Affiliate.

The future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty.
No claim or entitlement to compensation or damages shall arise from forfeiture of the Award or recoupment of any shares of Common Stock acquired under the Plan resulting from (a) the termination of the Participant’s employment by the Corporation or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws); and/or (b) an actual breach by the Participant of Section 19, Section 20, any stand-alone restrictive covenant agreement, or any local restrictive covenant agreement; and/or (c) the application of the Corporation’s Recoupment Policy, Recovery Policy, or any recovery or clawback policy required by law.
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan, or the acquisition or sale of the underlying shares of Common Stock. Further, the Participant understands that he or she should consult with his or her own advisors regarding participation in the Plan before taking any action related to the Plan.

Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all applicable withholding obligations for Tax-Related Items. In this regard, the Participant authorizes the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(1)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Corporation and/or the Employer; or
(2)    withholding from the proceeds of the sale of shares acquired upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf, pursuant to this authorization); or
(3)    withholding shares to be issued upon vesting of the Award;
provided, however, that if the Participant is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, then the Corporation will withhold in shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (1), (2) and (3) above.
The Corporation may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum rates or maximum applicable rates in applicable jurisdictions. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the common stock equivalent), or if not refunded, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Corporation or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
The Participant shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver shares or the proceeds of the sale of shares to the Participant if he or she fails to comply with his or her obligations in connection with the Tax-Related Items.
The Corporation is located at 351 Phelps Drive Irving, TX 75038, USA and grants employees of the Corporation and its Affiliates the opportunity to participate in the Plan, at the Corporation’s sole discretion. If the Participant would like to participate in the Plan and is an employee in a country outside the European Economic Area, the Participant understands that he or she should review the following information about the Corporation’s data processing practices and declare his or her consent. If the Participant is an employee in a country that is a member of the European Economic Area, the Participant should review the information about the Corporation’s data processing practices set forth in Appendix A attached hereto.
(i)Data Collection and Usage. The Corporation collects, processes and uses the Participant’s personal data, including, name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any shares of stock or directorships held in the Corporation, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Corporation receives from the Participant or the Participant’s Employer. If the Corporation offers the Participant the opportunity to participate in the Plan, then the Corporation will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Corporation’s legal basis for the processing of the Participant's personal data would be the Participant’s consent.
(ii)Stock Plan Administration Service Providers. The Corporation transfers participant data to Merrill Lynch, an independent service provider based in the United States, which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Corporation’s service provider will open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition for participation in the Plan.
(iii)International Data Transfers. The Corporation and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States. The Corporation’s legal basis for the transfer of the Participant’s personal data is the Participant’s consent.
(iv)Data Retention. The Corporation will use the Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. This period may extend until the Participant’s employment or service with the Corporation is terminated, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, and archiving, back-up and deletion processes.

(v)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if he or she withdraws their consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.
(vi)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data the Corporation processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the rights please contact the Corporation at Attn: Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.
The Participant also understands that the Corporation may rely on a different legal basis for the processing or transfer of data in the future and/or request that the Participant provides another data privacy consent.  If applicable and upon request of the Corporation, the Participant agrees to provide an executed acknowledgment or data privacy consent form to the Corporation or the Employer (or any other acknowledgments, agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future.  The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement or consent requested by the Corporation and/or the Employer.

If the Participant agrees with the data processing practices described in this notice, the Participant will declare his or her consent by clicking the "Accept" icon on the Merrill Lynch website.
The Participant understands that he or she is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for the Award, to acquire the shares or to hold or sell the shares subject to the Award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including Appendix A and Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including Appendix A and Appendix B.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(g) on Payment of Tax-Related Items; Section 5 on No Right of Continued Employment; Section 8 on Governing Law and Consent to Jurisdiction; the section on Acknowledgment of Conditions; and the Data Privacy Notice sections of both the Award Agreement and Appendix A for the Participant's country.
Subject to Sections 19(r) and 20(p), the provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required under applicable laws.
Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any additional terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to any of the countries included in Appendix A, the additional terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of this Award Agreement.
The Participant acknowledges that the grant of an Award is expressly conditioned on the restrictive covenants set forth in Sections 19 and 20.
The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by on-line delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., RSUs), or rights linked to the value of shares of Common Stock during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell Corporation securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy.  The Participant is responsible for ensuring his or her compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
The Participant’s country may have certain foreign asset and/or foreign account reporting requirements, tax and/or exchange controls which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Corporation or the Employer as may be required to allow the Corporation or the Employer to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with their personal legal and tax obligations under local laws, rules and regulations in their country of residence (and country of employment, if different). The Participant should consult his or her personal legal advisor for any details.
The Participant acknowledges that he or she has reviewed the Corporation’s Code of Conduct. The Participant further acknowledges that he or she understands and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledges that he or she has an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.

Conclusion and Acceptance

The Participant accepts this grant via electronic signature by clicking the "Accept" icon and certifies that he or she has read, understands and agrees to the terms and conditions of the 2021 Equity Participation Plan (the "Plan"), the provisions of the applicable Award Agreement and all other applicable documents (including any country-specific terms applicable to the Participant’s grant). The Participant hereby authorizes the Employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and enable administration of the Plan and the Participant understands that such information shall be used only as long and to the extent necessary to administer the Participant’s participation in the Plan. The Participant agrees that his or her participation in the Plan and the Awards granted to the Participant under the Plan will be governed solely by Delaware law.

KIMBERLY-CLARK CORPORATION
OFF-CYCLE TIME-VESTED RESTRICTED STOCK UNIT
AWARD AGREEMENT

APPENDIX A
Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.
This Appendix A includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides and/or works in any of the countries listed below.
This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2025. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at vesting of the Award or the subsequent sale of the shares or receipt of any dividends or dividend equivalents.
In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transferred or transfers employment and or residency after the Award is granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant. The Corporation shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant in such circumstances.
EUROPEAN ECONOMIC AREA (INCLUDING THE UNITED KINGDOM) AND SWITZERLAND
Data Protection
For Participants resident in a country in the European Economic Area, Switzerland or the United Kingdom, the following language replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
(a) The Participant is hereby notified of the collection, use and transfer outside of the European Economic Area, as described in the Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Corporation and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)The Participant understands that the Corporation and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.

(c)The Participant understands that providing the Corporation with this Personal Data is necessary for the performance of the Award Agreement and that the Participant's refusal to provide the Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant's ability to participate in the Plan. The Participant's Personal Data shall be accessible within the Corporation only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of the Award Agreement.
(d)The Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. This period may extend until the Participant’s employment or service with the Corporation is terminated, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, and archiving, back-up and deletion processes. The Participant may, at any time and without cost, contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA to enforce his or her rights under the data protection laws in the Participant's country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in the Participant's country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
(e)The Corporation provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements entered into between the Corporation and its Affiliates within the European Union.
(f)Further, the Participant understands that the Corporation will transfer Personal Data to Merrill Lynch and/or such other third parties as may be selected by the Corporation, which are assisting the Corporation with the implementation, administration and management of the Plan. The Corporation may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(g)Merrill Lynch is based in the United States. The Participant's country or jurisdiction may have different data privacy laws and protections than the United States. Notwithstanding, by participating in the Plan, the Participant agrees to the transfer of his or her Personal Data to Merrill Lynch for the exclusive purpose of administering the Participant's participation in the Plan. The Corporation's legal basis, where required, for the transfer of Data to Merrill Lynch is the Participant's consent.
(h)Finally, the Participant may choose to opt out of allowing the Corporation to share his or her Personal Data with Merrill Lynch and others as described above, although execution of such choice may mean the Corporation cannot grant awards under the Plan to the Participant. For questions about this choice or to make this choice, the Participant should contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.

ARGENTINA
Securities Law Information
The RSUs and the underlying shares of Common Stock have not been and will not be publicly issued, placed, distributed, offered or registered in the Argentine capital markets and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores, “CNV”). Neither the Award Agreement nor any other offering material related to the RSUs nor the underlying shares of Common Stock may be utilized in connection with any general offering to the public in Argentina. Any Argentine resident who acquires shares of Common Stock under the Plan does so under their own responsibility under the terms of a private offering made to the Argentine resident from outside Argentina. Any Argentine resident who acquires shares of Common Stock shall not transfer such shares of Common Stock to any other person within six (6) months of acquiring the shares of Common Stock, unless the transaction is conducted outside Argentina.
Foreign Asset/Account Reporting Information
Argentine residents must report any shares of Common Stock acquired under the Plan and held on December 31st of each year on their annual tax return for the year.
Exchange Control Information
Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan. The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the vesting of the RSUs, the subsequent sale of any shares acquired at vesting and the receipt of any dividends paid on such shares.
AUSTRALIA
Securities Law Information
This offer is being made under Division 1A, Part 7.12 of the Australia Corporations Act 2001 (Cth).
Tax Information
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in the Act).
Compliance with Laws
Notwithstanding anything else in the Plan or the Award Agreement, the Participant will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the “Act”), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the

Participant’s behalf. If there is no Australian bank involved in the transaction, the Participant will be required to file the report him or herself.
BAHRAIN
Securities Law Information
The Award Agreement, Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or the offering of securities in Bahrain, nor do they constitute an allotment of securities in Bahrain. Any shares of Common Stock issued upon settlement of the RSUs will be deposited into a Corporation-designated brokerage account outside Bahrain. In no event will shares of Common Stock be issued or delivered in Bahrain. The issuance of shares of Common Stock pursuant to the RSUs described herein has not and will not be registered in Bahrain and, hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Bahrain. Accordingly, the Participant may not make any public advertising or announcements regarding the RSUs or shares of Common Stock in Bahrain, promote these shares of Common Stock to legal entities or individuals in Bahrain, or sell shares of Common Stock directly to other legal entities or individuals in Bahrain. Any disposition or sale of such shares of Common Stock must take place outside Bahrain.
BELGIUM
Foreign Asset/Account Reporting Information
Belgian residents are required to report any securities (e.g., shares acquired under the Plan) or bank accounts opened and maintained outside Belgium (e.g., any brokerage account opened in connection with the Plan) on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.
Stock Exchange Tax
A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The Stock Exchange Tax likely will apply when the Participant sells shares of Common Stock. The Participant should consult with his or her personal tax advisor for additional details regarding the Participant’s obligations with respect to the Stock Exchange Tax.
Annual Securities Accounts Tax
An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Common Stock acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such cases, the tax will be due on the value of the qualifying securities held in such account. The Participant should consult with his or her personal tax advisor regarding the application of this tax.
BOLIVIA
There are no country-specific provisions.

BRAZIL
Compliance with Law
By accepting the Award, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting of the RSUs, the conversion of the RSUs into shares or the receipt of an equivalent cash payment, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment
By accepting the Award, the Participant agrees that (i) the Participant is making an investment decision; (ii) the shares of Common Stock will be issued to Participant only if the vesting and/or performance conditions are met, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
Exchange Control Information
If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. Assets and rights that must be reported include shares of Common Stock and may include RSUs.
Tax on Financial Transaction (IOF).
Payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Securities Law Information
The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Corporation’s shares are currently listed on the NASDAQ.
Termination of Employment
The following provision replaces Section 2(b) of the Award Agreement:
Termination of Employment. For purposes of this Award, except as explicitly and minimally required under applicable legislation or in the event of the other exemptions described in the paragraphs below, (i) the Participant's employment will be considered terminated and (ii) the Participant’s right, if any, to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the RSUs, the Award or the Plan will be measured by and immediately terminate, as of the date the Participant is no longer actually providing services to the Corporation or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any) (the “Termination Date”).

Except to the extent explicitly and minimally required under applicable legislation, the Termination Date will exclude and will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. Subject to the exemptions described in the paragraphs below, the Participant will not earn or be entitled to any pro-rated vesting or other benefits or participation under the Plan for that portion of time before the Termination Date, nor will the Participant be entitled to any compensation for lost vesting or other benefits or participation in the Plan. For clarity, any reference to the termination or cessation of the Participant’s employment, or to a termination date or date of termination, under the Plan or the Award Agreement, will be interpreted to mean the Termination Date as defined above.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or other participation in the Plan during a statutory notice period, the Participant’s right to vest in the RSUs or otherwise participate in or benefit from the Award or the Plan, if any, will terminate effective upon the expiry of the minimum statutory notice period. For clarity, subject to the exemptions described in the paragraphs below, the Participant will not earn or be entitled to pro-rated vesting or other benefits or participation if the vesting date falls after the end of the statutory notice period, nor will the Participant be entitled to any compensation for lost vesting or other benefits or participation.

As described above, the Participant shall forfeit any unvested Award, including any accrued dividend equivalents on the Termination Date; provided, however, that if such termination is (i) due to a Qualified Termination of Employment, or (ii) due to death, Total and Permanent Disability, or the shutdown or divestiture of a business unit, Participant shall be entitled to pro-rated or full vesting based on the formulas set out in the Award Agreement.

Subject to applicable legislation, if the date the Participant ceases providing services cannot be reasonably determined under the terms of the Plan or the Award Agreement, the Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the Award (including whether the Participant may still be considered employed while on a leave of absence). However, a termination of employment shall not be deemed to have occurred while a Participant is on a military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this sub-section, and subject to applicable legislation, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. Subject to applicable legislation, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred.

A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for the purposes of the Plan. Subject to applicable legislation, a Participant who is classified as an intermittent employee shall be deemed ineligible to further vest in the RSUs or otherwise benefit from or participate in the Award or the Plan as of the date the level of bona fide services the Participant would perform permanently decreases to less than 50 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

For clarity, a termination of employment includes a termination that is deemed an “unfair dismissal” or a “constructive dismissal.” Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment except as provided above, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; or (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the RSUs that were not vested on the Termination Date, as described in the Plan and the Award Agreement.

Discretionary Nature of Award
The following provision replaces Section 13 of the Award Agreement
Discretionary Nature of Award. The grant of an Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs and vesting provisions. The value of the Award is an extraordinary item outside the scope of the Participant’s employment contract, if any. As such, except as explicitly and minimally required under applicable legislation, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments.
Acknowledgment of Conditions
The following provisions replace the second, third, fourth and seventh paragraphs of the Acknowledgment of Conditions section of the Award Agreement:
The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated at any time, to the extent permitted by the Plan. The Plan is operated and the RSUs are granted solely by the Corporation and only the Corporation is a party to this Award Agreement; accordingly, any rights the Participant may have under this Award Agreement may be raised only against the Corporation but not any Affiliates (including, but not limited to, the Employer). Except as explicitly and minimally required under applicable legislation, no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under this Award Agreement. The grant of an Award is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future, even if Awards have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Awards and vesting provisions.

Participation in the Plan is voluntary and does not create a right to employment with the Participant’s Employer, shall not be interpreted as forming an employment or service contract with the Corporation, and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time, subject to applicable law. The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who are employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and, except as explicitly and minimally required under applicable legislation, shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

Except as explicitly and minimally required under applicable legislation, the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of the Participant’s employment contract, if any, and are not intended to replace any pension rights or compensation. As such, except as explicitly and minimally required under applicable legislation, the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award or recoupment of any shares of Common Stock acquired under the Plan resulting from (a) the termination of the Participant’s employment by the Corporation or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws); and/or (b) an actual breach by the Participant of Section 19, Section 20, any stand-alone restrictive covenant agreement, or any local restrictive covenant agreement; and/or (c) the application of the Corporation’s Recoupment Policy, Recovery Policy, or any recovery or clawback policy required by law.

Language
A French translation of the Plan and the Award Agreement can be made available to the Participant as soon as reasonably practicable upon the Participant’s request. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Corporation will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Une traduction française du Plan et de l'Accord d'Attribution êtremise à la disposition de Participant dès que raisonnablement possible à la demande de l'Participant. Le Participant comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.
Authorization to Release and Transfer Necessary Personal Information
The Participant hereby authorizes the Corporation and the Corporation’s representatives, including the broker(s) designated by the Corporation, to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file. The Participant acknowledges that the Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the Province of Quebec, including to the United States. Finally, the Participant acknowledges that the Corporation, the Employer or any other Affiliate or other parties involved in the administration of the Plan use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.
Foreign Asset/Account Reporting Information
Foreign specified property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Common Stock acquired under the Plan and may include the RSUs. The RSUs must be reported - generally at a nil cost - if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the Fair Market Value of the shares at vesting, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares owned by the Participant. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHILE
Securities Law Information
The RSUs are granted and are made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.
La oferta privada de estos RSUs se inicia y se acoge a las disposiciones de la norma de carácter general nº 336 de la Comisón para el Mercado Financiero (“CMF”). Esta oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.
Exchange Control Information
The Participant is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
Foreign Asset/Account Reporting Information
The Chilean Internal Revenue Service (the “CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad and (ii) any taxes paid abroad which the taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929, which is due on July 1 each year.

CHINA
The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Corporation in its sole discretion:
Vesting of RSUs
The Participant's Employer, Corporation any other Affiliate to which the Participant provides service must be registered with SAFE prior to settlement of the RSUs. If the Corporation is unable to obtain registration approval or is required to obtain further approvals on behalf of the Employer, Corporation or any other Affiliate, the vesting or settlement of the RSUs may be suspended or delayed. Further, the Corporation is under no obligation to vest the RSUs and/or issues shares of Common Stock if the Corporation’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the RSUs.
Shutdown or Divestiture
The following provision replaces Section 2(d) of the Award Agreement.
In the event that, more than six months after the Grant Date, the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business, it shall result in pro-rata vesting, as determined by the Committee, and the number of shares that are considered to vest shall be calculated as (1) the total number of RSUs granted under the Award minus the number of RSUs already vested under the Award multiplied by (2) the number of full months of employment during the Restricted Period divided by the number of full months in the Restricted Period. Any fractional share of the Corporation resulting from such a prorated Award shall be rounded to the nearest whole share and shall be paid, along with any other shares earned under such prorated award, within 70 days following the Participant’s termination of employment. For the purposes of this Award, a shutdown or divestiture of the Corporation’s or its Affiliate’s business unit is defined as one for which the charges related to the shutdown or divestiture are accounted for, and reported externally, as an exit activity in the Corporation's applicable SEC filings. The Corporation has complete discretion to determine whether a shutdown or divestiture of a business unit has occurred under the terms of the Plan.
Termination of Employment
Except for a termination of employment due to the shutdown or divestiture of a business unit, as described above, and notwithstanding any other provision in the Award Agreement, the Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon any termination of employment including, but not limited to, any termination that is due to a Qualified Termination of Employment, death or Total and Permanent Disability.
The Participant acknowledges and agrees that he or she must sell any shares of Common Stock issued to him or her upon vesting of the RSUs as soon as practicable following the Participant's termination of employment for any reason and in no event later than three months following the Participant's termination of employment. The Participant agrees that if he or she continues to hold any of such shares of Common Stock after this time, the shares of Common Stock may be sold by the Corporation’s designated broker on the Participant's behalf at the instruction of the Corporation. Therefore, by accepting the RSUs, the Participant understands and agrees that the Corporation is authorized to, and may in its sole discretion, instruct its designated broker to assist with the mandatory sale of shares of Common Stock (on the Participant’s behalf pursuant to this authorization) and that the Participant expressly authorizes the Corporation’s designated broker to complete the sale of such shares of Common Stock. The Participant acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the proceeds, less any Tax-Related Items and brokerage fees or commissions will be remitted to the Participant pursuant to the procedures described in the “Exchange Control Information” section below.
Exchange Control Information
Shares of Common Stock issued to the Participant under the Plan must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Corporation until the shares of Common Stock are sold through that broker. If the Corporation changes its broker, the Participant acknowledges and agrees that the Corporation may transfer any shares of Common Stock issued under the Plan to the new designated broker if necessary for legal or administrative reasons. The Participant agrees to sign any documentation necessary to facilitate the transfer. In addition, the Participant may be required to sell any shares of Common Stock obtained under the Plan if the Corporation determines that the application of such condition is necessary or advisable for China SAFE exchange control, legal or other administrative reasons.
The Participant understands and agrees that, to facilitate compliance with exchange control requirements, the Participant will be required to immediately repatriate to China the cash proceeds from the sale of shares of Common Stock acquired upon vesting of the RSUs or from any dividends or dividend equivalents paid on the shares of Common Stock. The Participant further understands that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Corporation or one of its Affiliates in China, and the Participant hereby consents and agrees that the cash proceeds related to the Participant's participation in the Plan may be transferred to such special account prior to being delivered to the Participant. The Corporation may deliver the proceeds to the Participant in U.S. dollars or local currency at the Corporation's discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to the Participant. The Participant agrees to bear the risk of any currency fluctuation between the time the shares of Common Stock are sold, either through voluntary sale or through a mandatory sale arranged by the Corporation, or proceeds are otherwise realized under the Plan and the time such proceeds are distributed to the Participant through the special exchange control account.
The Participant further agrees to comply with any other requirements that may be imposed by the Corporation in the future to facilitate compliance with exchange control requirements in China.
COLOMBIA
Securities Law Information
The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia. An offer of shares of Common Stock to employees will not be considered a public offer provided that it meets the conditions set forth in Article 6.1.1.1.1 in Decree 2555,2010. In the event that the Corporation, in its sole discretion, determines that the offer of the Awards in Colombia may constitute a “public offer of securities”, the Participant understands and agrees that the Corporation may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Corporation exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Corporation.
Exchange Control Information

Colombian residents must register shares of Common Stock acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investment held abroad. In addition, the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). The Participant is responsible for complying with applicable exchange control requirements in Colombia.
Foreign Asset/Account Reporting Information
The Participant must file an informative return with the Colombian Tax Office detailing any assets held abroad. If the individual value of any of these assets exceeds a certain threshold, the Participant must describe each asset and indicate the jurisdiction in which it is located, its nature and its value.
Acknowledgment of Conditions
The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:
The Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant's “salary” for any legal purpose. To this extent, they will not be included for purposes of calculating any labor benefits, such as legal/fringe benefits, vacation, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.
COSTA RICA
There are no country-specific provisions.
CZECH REPUBLIC
Exchange Control Information
The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of shares of Common Stock and the opening and maintenance of a foreign account (e.g., may be required to report foreign direct investment, financial credits from abroad, investment in foreign securities, and associated collections and payments). However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the vesting of the RSUs and the sale of Common Stock to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
DOMINICAN REPUBLIC
There are no country-specific provisions.
ECUADOR
Foreign Asset/Account Reporting Information
Individuals who are resident or domiciled in Ecuador are generally required to file an annual Net Worth Declaration with the Internal Revenue Service of Ecuador if the aggregate value of assets held by such individuals exceeds certain thresholds. Assets included in this annual declaration include shares of Common Stock acquired under the Plan. The Net Worth Declaration must be filed in May of the following year using the electronic form on the tax authorities’ website (www.sri.gob.ec). Penalties will apply to a late filing and it is not possible to seek an extension.
In addition, Ecuadorian resident individuals are required to report on an annual basis, all monetary assets held in foreign financial entities in excess of US$100,000. The Participant should consult their legal or tax advisor to ensure compliance with all applicable reporting obligations.
EL SALVADOR
There are no country-specific provisions.
FRANCE
RSUs Not Tax-Qualified
The Participant understands that this Award is not intended to be French tax-qualified.
Consent to Receive Information in English
By accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.
Foreign Asset/Account Reporting Information
French residents holding shares of Common Stock outside of France or maintaining a foreign bank account are required to report such to the French tax authorities when filing their annual tax returns, including any accounts that were opened, held, used and/or closed during the year. Further, failure to comply could trigger significant penalties.
Exchange Control Information
The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount (currently €10,000).
GERMANY
Exchange Control Information
Cross-border payments in excess of €50,000 must be reported monthly to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires shares of Common Stock with a value in excess of this amount or sells shares of Common Stock via a foreign broker, bank or service provider and receives proceeds in excess of this amount and/or if the Corporation withholds or sells shares of Common Stock with a value in excess of this amount to cover Tax-Related Items), the Participant must report the payment and/or the value of the shares of Common Stock withheld or sold to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available on the Bundesbank’s website

(www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as is permitted or required by Bundesbank.
Foreign Asset/Account Reporting Information
If the Participant’s acquisition of shares of Common Stock leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if (i) the Participant owns 1% or more of the Corporation and the value of the shares of Common Stock exceeds €150,000 or (ii) the Participant holds shares of Common Stock exceeding 10% of the Corporation’s total Common Stock.
GUATEMALA
Language Waiver
By participating in the Plan, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the Plan, or, alternatively, that the Participant will seek appropriate assistance to understand the terms and conditions in the Award Agreement and this Appendix A.
HONDURAS
There are no country-specific provisions.
HONG KONG
Securities Law Warning
The offer of this Award and the shares of Common Stock subject to this Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation or its Affiliates participating in the Plan. The Participant should be aware that the Plan, the Plan prospectus and the contents of this Award Agreement (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice.
Award Payable Only in Shares
Awards granted to Participants in Hong Kong shall be paid in shares of Common Stock only and do not provide any right for the Participant to receive a cash payment.
Sale of Shares
In the event the Award vests within six months of the Grant Date, the Participant agrees that he or she will not offer to the public or otherwise dispose of the shares acquired prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired under the Plan are accepted as a personal investment.

INDIA
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in India do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
INDONESIA
Language Consent and Notification
By accepting the RSUs, the Participant (i) confirms having read and understood the documents relating to this Award which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa
Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).
Exchange Control Information
In general, no exchange control approvals are required in Indonesia. However, foreign exchange activity is subject to certain reporting requirements. For foreign currency transactions exceeding US$25,000, the underlying document of that transaction will have to be submitted to the relevant local bank.
If there is a change of position of any foreign asset the Participant holds (including shares of Common Stock acquired under the Plan), the Participant must report this change in position (i.e., the sale of shares of Common Stock) to the Bank of Indonesia no later than the 15th day of the month following the change in position.
If the Participant repatriates funds (e.g., proceeds form the sale of shares of Common Stock) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia. For transactions of US$10,000 or more (or its equivalent in local currency), a more details description of the transaction must be included in the report and the Participant may be required to provide information about the transaction to the bank in order to complete the transaction.ISRAEL
Securities Law Information
The offer of this Award does not constitute a public offering under Securities Law, 1968.

Broker Designation
Shares of Common Stock issued to the Participant under the Plan must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Corporation until the shares of Common Stock are sold through that broker.
Restricted from Online Brokerage Transactions
The Participant acknowledges and agrees that he or she will be restricted from online brokerage account transactions the Corporation’s designated broker. Therefore, by accepting the Awards, the Participant understands and agrees that the Participant will call the Corporation’s designated broker to initiate any sale or transfer of any shares of Common Stock issued to him or her upon vesting of the Awards. The Participant acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.
ITALY
Plan Document Acknowledgment
In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.
The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(g) on Payment of Tax-Related Items; Section 5 on No Right of Continued Employment; Section 8 on Governing Law and Consent to Jurisdiction; the section on Acknowledgment of Conditions; and the Data Privacy Notice section included in this Appendix A.
Foreign Asset/Account Reporting Information
Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information
The value of financial assets held outside of Italy (including shares of Common Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.
KAZAKHSTAN
Securities Law Notification
This offer is addressed only to certain eligible employees in the form of the shares of Common Stock to be issued by the Corporation. Neither the Plan nor the Award Agreement has been approved, nor do they need to be approved, by the National Bank of Kazakhstan. This offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.

Exchange Control Information
Residents of Kazakhstan may be required to notify the National Bank of Kazakhstan when they acquire shares of Common Stock under the Plan if the value of such shares of Common Stock exceeds US$100,000.
Please note that the exchange control regulations in Kazakhstan are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to vesting or receiving proceeds from the sale of shares of Common Stock acquired under the Plan. The Participant is responsible for ensuring compliance with all exchange control laws in Kazakhstan.
KENYA
Tax Registration Notification
Under Tax Procedure Act, 2015, the Participant is required to complete and submit a tax registration application to the Commissioner of Income Tax with 30 days of first vesting of the RSUs. The registration should be completed through the online portal “I TAX” and is a one-time only registration. The Participant is solely responsible for ensuring compliance with all registration requirements in Kenya.
KOREA
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Korea do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
MALAYSIA
Director Notification Obligation
If the Participant is a director of the Corporation’s Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an Award or shares) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.
MEXICO
Modification
By accepting the Award, the Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Acknowledgment of the Grant
In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement, including this Appendix A, has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the Acknowledgment of Conditions section of the Award Agreement, in which the following is clearly described and established:
    (1)    The Participant’s participation in the Plan does not constitute an acquired right.
    (2)    The Plan and the Participant’s participation in the Plan are offered by the Corporation on a wholly discretionary basis.
    (3)    The Participant’s participation in the Plan is voluntary.
    (4)    Neither the Corporation nor any Affiliates are responsible for any decrease in the value of the Award granted and/or shares of Common Stock issued under the Plan.

Labor Acknowledgment and Policy Statement
In accepting the grant of this Award, the Participant expressly recognizes that the Corporation, with registered offices at 351 Phelps Drive, Irving, Texas 75038, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is K-C AFC Manufacturing S. de R.L. de C.V. (“KCC-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, KCC-Mexico and do not form part of the employment conditions and/or benefits provided by KCC-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, the Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its Affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.
Spanish Translation
Modificación
Al aceptar el Premio, el Participante entiende y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación, no cambiará o disminuirá los términos y condiciones de empleo.
Reconocimiento del Otorgamiento
Al aceptar el Premio, el Participante está de acuerdo en haber recibido una copia del Plan, del Acuerdo incluyendo el presente Anexo “A” y ha revisado el Plan y el Acuerdo, incluyendo este Anexo “A” en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo, incluyendo el presente Anexo “A”. Asimismo, el Participante reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:
    (1)    La participación del Participante en el Plan no constituye un derecho adquirido.
    (2)    El Plan y la participación del Participante en el Plan se ofrecen por la Compañía de forma completamente discrecional.
    (3)    La participación del Participante en el Plan es voluntaria.
    (4)    Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor del Premio y/o Acciones Ordinarias emitidas bajo el Plan.

Reconocimiento de la Legislación Laboral y Declaración de la Política
Al aceptar el otorgamiento de este Premio, el Participante expresamente reconoce que Kimberly-Clark Corporación con oficinas registradas en 351 Phelps Drive, Irving, Texas 75038, EE.UU., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Participante y Kimberly-Clark Corporación, ya que el Participante participa en el Plan en un marco totalmente comercial y su único Patrón lo es K-C AFC Manufacturing S. de R.L. de C.V. (“KCC-Mexico”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón, KCC-Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por KCC-Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporación por lo tanto, Kimberly-Clark Corporación se reserva el absoluto derecho de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporación por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporación, sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.
Securities Law Notification
The RSUs and the shares of Common Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to the Participant only because of their existing relationship with the Corporation and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Mexican subsidiary of the Corporation made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
There are no country-specific provisions.

NEW ZEALAND
Securities Law Information
The Participant is being offered RSUs which, if vested, will entitle the Participant to acquire shares of Common Stock in accordance with the terms of the Award Agreement and the Plan. The shares of Common Stock, if issued, will give the Participant a stake in the ownership of the Corporation. The Participant may receive a return if dividends are paid.
If the Corporation runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preferred shares (if any) have been paid. The Participant may lose some or all of the Participant’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment. The Participant is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.
The shares of Common Stock are quoted on the National Association of Securities Dealers Automated Quotations (“NASDAQ”). This means that if the Participant acquires shares of Common Stock under the Plan, the Participant may be able to sell the shares of Common Stock on the NASDAQ if there are interested buyers. The Participant may get less than the Participant invested. The price will depend on the demand for the shares of Common Stock.
For a copy of the Corporation’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements), as well as information on risk factors impacting the Corporation’s business that may affect the value of the shares of Common Stock, the Participant should refer to the risk factors discussion on the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov as well as on the Corporation’s “Investor Relations” website at: https://investor.kimberly-clark.com
NIGERIA
There are no country-specific provisions.
PANAMA
Securities Law Information
Neither this Award nor any shares of Common Stock that the Participant may acquire at vesting of this Award constitute a public offering of securities, as they are available only to eligible employees of the Corporation and its Affiliates.
PARAGUAY
There are no country-specific provisions.

PERU
Securities Law Information
The offer of this Award is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan, the Award Agreement and any other materials or documentation made available by the Corporation. For more information regarding the Corporation, please refer to the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Corporation’s “Investor Relations” website at: https://investor.kimberly-clark.com
Labor Law Acknowledgment
By accepting the Award, the Participant acknowledges that the RSUs are being granted ex gratia to the Participant.
PHILIPPINES
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in the Philippines do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash in an amount equal to the value of the shares of Common Stock at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
Fringe Benefit Tax Obligation
By accepting the Award, the Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Corporation and/or the Employer (as determined by the Corporation or the Employer in their discretion) in connection with the Award and any awards previously granted by the Corporation. Further, by accepting the Award, the Participant agrees that the Corporation and/or the Employer may collect the fringe benefit tax from the Participant by any of the means set forth in the Acknowledgment of Conditions section of the Award Agreement, or any other reasonable method established by the Corporation. The Participant agrees to execute other consents or elections to accomplish the foregoing, promptly upon request by the Corporation or the Employer.
POLAND
Foreign Asset/Account Reporting Information
Polish residents holding foreign securities (e.g., shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information
Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents are engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.
PUERTO RICO
There are no country-specific provisions.
RUSSIA
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Russia do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares of Common Stock at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
SAUDI ARABIA
Securities Law Information.
This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If the Participant does not understand the contents of this document, the Participant should consult an authorized financial adviser.
SINGAPORE
Sale Restriction
The Participant agrees that any shares of Common Stock acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Securities Law Information
The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation
If the Participant is a director, associate director or shadow director of the Corporation’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act (Cap. 50, Rev Ed 2006). Among these requirements is an obligation to notify the Corporation’s Singapore Affiliate in writing when the Participant receives an interest (e.g., an Award or shares) in the Corporation or any Affiliate. In addition, the Participant must notify the Corporation’s Singapore Affiliate when he or she sells shares of the Corporation or of any Affiliate (including when the Participant sells shares issued upon vesting and settlement of the Award). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Corporation or any Affiliate, or (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Award or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Corporation or any Affiliate must be made within two business days of becoming a director, associate director or shadow director.
SLOVAK REPUBLIC
Foreign Asset/Account Reporting Information
If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.
SOUTH AFRICA
Tax Acknowledgment
By accepting the Award, the Participant agrees to notify the Employer of the amount of any gain realized upon vesting of the Award. If the Participant fails to advise the Employer of the gain realized upon vesting, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.
Exchange Control Information
To participate in the Plan, the Participant must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.
Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the acquisition or sale of shares under the Plan to ensure compliance with current regulations. The Participant understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Securities Law Information
In compliance with South African securities law, the Participant acknowledges that the documents listed below are available for review at the addresses listed below:
a)The Corporation's most recent annual financial statements: https://investor.kimberly-clark.com

b)The Corporation's most recent Plan prospectus may be accessed online through Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, at www.mybenefits.ml.com in the Document Library.
A copy of the above documents will be sent free of charge upon written request to Stock Plan Administrator, P.O. Box 619100, Dallas, Texas 75261-9100. In addition, the Participant should contact his or her tax advisor for specific information concerning his or her personal tax situation with regard to Plan participation.
SPAIN
Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Award. The Award Agreement (including this Appendix A) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Labor Law Acknowledgment
By accepting the Award, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.
The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Corporation or any of its Affiliates other than as expressly set forth in the Award Agreement (i.e., the RSUs are not to be considered an acquired right or more beneficial condition to be repeated in the future); (ii) the RSUs and the shares of Common Stock acquired under the Plan are not part of any employment or service contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever; and (iii) the RSUs will cease vesting upon the Participant’s termination of employment. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.
Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment unless such termination is (i) due to a Qualified Termination of Employment, or (ii) due to death, Total and Permanent Disability, or the shutdown or divestiture of a business unit. Vesting will cease, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the

Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; and (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the RSUs that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.
Exchange Control Information
The Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Corporation) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Account Reporting Information
If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.  The reporting must be completed by the following March 31.
SWITZERLAND
Securities Law Information
Neither this document nor any other materials relating to the Awards (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a participant or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
TAIWAN
Data Privacy
The following provision supplements the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of data contained in the Acknowledgment of Conditions section of the Award Agreement and, by participating in the Plan the Participant agrees to such terms. In this regard, upon request of the Corporation or the Employer, the Participant agrees to provide any executed data privacy consent form to the Employer or the Corporation (or any other agreements or consents that may be required by the Employer or the Corporation) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.
Securities Law Information
The offer of participation in the Plan is available only for employees of the Corporation and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information
Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) into and out of Taiwan up to US$10,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
THAILAND
Exchange Control Information
If the Participant receives proceeds from the sale of shares of Common Stock or cash dividends in relation to the shares of Common Stock in excess of US$1,000,000 in a single transaction, the Participant must immediately repatriate all the funds to Thailand (or utilize such funds offshore for permissible purposes) and convert the funds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. The Participant is also required to provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank.
The Participant should consult their personal advisor prior to taking any action with respect to remittance of proceeds from the sale of shares of Common Stock into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Securities Law Information
Turkish residents are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. Turkish residents must sell the shares of Common Stock acquired under the Plan outside of Turkey. The Shares are currently traded on the NASDAQ in the U.S. under the ticker symbol “KMB” and shares of Common Stock may be sold on this exchange.
Exchange Control Information
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist him or her with the sale of the shares of Common Stock acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement to the Participant.

UKRAINE
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Ukraine do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to Participant through local payroll. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
UNITED ARAB EMIRATES
Securities Law Information
The offer of the Award is available only for select employees of the Corporation and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on, by any other person. Prospective purchasers of securities should conduct their own due diligence.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with the Award. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent professional advice.
UNITED KINGDOM
Tax Acknowledgment
The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:
Without limitation to the information regarding Tax-Related Items in the Award Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Corporation or, if different, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Corporation and/or the Employer for all Tax-Related Items that they are required to pay, or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority) and authorizes the Corporation and/or the Employer to recover such amounts by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant understands that he or she may not be able to indemnify the Corporation for the amount of any Tax-Related Items not collected from or paid by the Participant, if the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.

The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Corporation or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which the Corporation and/or the Employer may also recover from the Participant at any time thereafter by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.
UNITED STATES

California
Nothing in this Award Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.

Colorado
Nothing in this Award Agreement limits the Participant’s ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice. This Award Agreement does not prohibit disclosure of information that arises from the Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that the Participant otherwise has a right to disclose as legally protected conduct.

Hawaii	Nothing in this Award Agreement prevents the Participant from disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
Illinois
Nothing in this Award Agreement prevents the Participant from engaging in protected concerted activity to address work-related issues, including prospective or future concerted activity related to workplace conditions.
Nothing in this Award Agreement prevents the Participant from making truthful statements or disclosures regarding unlawful employment practices arising under any state or federal rule or law governing employment.
Nothing in this Award Agreement prevents Participant from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices, or from testifying in administrative, legislative, arbitral, or judicial proceedings concerning alleged criminal conduct or unlawful employment practices, or from participating in depositions in any such proceedings, when required or requested to do so by court order, subpoena or other written government request.
For any disputes arising under Section 19, the choice of law and venue shall be the state of Illinois.

Maine	Nothing in this Award Agreement prevents the Participant from disclosing or discussing unlawful employment discrimination occurring in the workplace or at work-related events.
New Jersey	Nothing in this Award Agreement requires the Participant to conceal the details relating to a claim of discrimination, retaliation, or harassment.

New York
Nothing in this Award Agreement prevents the Participant from (a) disclosing factual information related to any future claim of discrimination or (b) making any disclosure relating to any claim the factual foundation for which involves unlawful discrimination, including discriminatory harassment, or retaliation (including disclosure of the underlying facts and circumstances of the claim).

Oregon
Nothing in the Award Agreement prevents the Participant from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises.

Rhode Island	Nothing in this Award Agreement requires that alleged violations of civil rights or alleged unlawful conduct remain confidential.
Tennessee	Nothing in this Award Agreement prevents the Participant from disclosing sexual harassment in the workplace.
Vermont	Nothing in this Award Agreement restricts the Participant’s right to oppose, disclose or report sexual harassment.
Virginia	Nothing in this Award Agreement requires the Participant to conceal the details relating to a claim of sexual assault or sexual harassment.
Washington	Nothing in this Award Agreement (or any other agreement signed by the Participant) prevents the Participant from disclosing or discussing conduct, or the existence of a settlement involving conduct, that the Participant reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
Wisconsin
The Participant’s confidentiality obligations outlined in Section 19(e) of this Award Agreement with regard to any particular Confidential Information shall commence immediately upon the Participant first having access to such Confidential Information and shall continue during and after employment with the Corporation and its Affiliates until such time as such Confidential Information has become public knowledge other than as a result of the Participant’s breach of this Award Agreement or breach by those acting in concert with the Participant or on the Participant’s behalf, and shall last for two (2) years after the Participant’s employment with the Corporation or its Affiliates ends. Except for “trade secrets” as defined in Wisconsin Statutes §134.90, which are governed by that statute, (a) “Confidential Information” is limited to information that is not generally known to the public (other than through Participant’s disclosure in breach of contract or violation of applicable law) and that would be of value to a competitor if known to that competitor, and (b) the prohibition on disclosure and use of Confidential Information shall apply only (i) during employment and for a period of two years after employment ends and (ii) within the geographic area in which the Corporation and its Affiliates were engaged in business at any time during the most recent three months of Participant’s employment with the Corporation and its Affiliates.

URUGUAY
There are no country-specific provisions.
VIETNAM
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Vietnam do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant through local payroll. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.

KIMBERLY-CLARK CORPORATION
OFF-CYCLE TIME-VESTED RESTRICTED STOCK UNIT
AWARD AGREEMENT

APPENDIX B

Subject to Section 19(i), the length of the Participant’s non-competition obligations following termination of employment as set forth in Section 19(b) and/or Section 20(c) of this Award Agreement is based on the Participant’s Salary Grade as of the date of termination of employment:

Salary Grade	Length of Non-Competition Obligation Following Termination of Employment
ELT	Two (2) years
Non-ELT Elected Officers	Two (2) years
1	Two (2) years
2	Two (2) years
3	Two (2) years
4	Two (2) years
5	One (1) year
6	One (1) year
7	One (1) year
8	One (1) year